Exhibit 99.2

September 8, 2025

To:	Xinxu Copper Industry Technology Limited

2188 Nanci First Road

Anhui Xinwu Economic Development Zone

Wanzhi District, Wuhu City

Anhui Province, China 241100

Re:	Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for Xinxu Copper Industry Technology Limited (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, solely in connection with (i) the initial public offering and the sale of a certain number of the Company’s ordinary shares, par value HK$0.0005 per share (the “Offering”) by the Company pursuant to the Company’s registration statement on Form F-1 (Registration No. 333-278407), including all amendments or supplements thereto (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, (ii) the listing of the Company’s ordinary shares on the Nasdaq Capital Market, (iii) the resale offering and the sale of a certain number of the Company’s ordinary shares, par value HK$0.0005 per share (the “Resale Offering”) by the selling shareholders pursuant to the Registration Statement.

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “PRC Subsidiaries” means the subsidiaries incorporated by the Company in the PRC, i.e. (i) Anhui Heri Information Technology Co., Ltd., and (ii) Anhui Xinxu New Materials Co., Ltd.; (D) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (E) “Prospectuses” mean the prospectuses, including all amendments or supplements thereto, that form parts of the Registration Statement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, the PRC Subsidiaries, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means;

(9)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)	Based on our understanding of the current PRC Laws, (a) the ownership structure of the PRC Subsidiaries both currently and immediately after giving effect to the Offering and the Resale Offering, do not and will not violate applicable PRC Laws;

(ii)	The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the CSRC has not issued any currently effective definitive rules or interpretations concerning whether offerings such as the Offering and the Resale Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required for the Offering and the Resale Offering because (i) except as disclosed in the Prospectuses, the CSRC currently has not issued any currently effective definitive rule or interpretation concerning whether offerings under the prospectuses are subject to the M&A Rules; (ii) Anhui Heri Information Technology Co., Ltd., was established by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and (iii) Anhui Xinxu New Materials Co., Ltd., was a then existing foreign-invested entity and not a domestic company as defined by M&A Rules before being acquired by Anhui Heri Information Technology Co., Ltd. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(iii)	According to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”), as the PRC Subsidiaries accounted for more than 50% of Company’s consolidated revenues, profit, total assets or net assets for the fiscal year ended June 30, 2024, and the key components of Company’s operations are carried out in the PRC, this Offering is considered an indirect offering and the Company is subject to the filing requirements under the Trial Measures in connection with the Offering.

The Company has completed the filing procedure for the Offering with the CSRC in compliance with the Trial Measures and, on February 24, 2025, the CSRC published a Filing Completion Notice on the CSRC’s official website, confirming that the Company completed the filing procedures with the CSRC under the Trial Measures, and we have not received any rejections, withdrawal, revocation, or invalidation notice with regard to the Filing Completion Notice as of the date of this opinion.

According to the Guidelines for Application of Regulatory Rules — Overseas Offering and Listing No. 1, if a major change to the Company’s right of control or equity structure occurs after the Company completed the CSRC filing procedures and before its offering and listing, the Company shall promptly report to the CSRC and update the record-filing materials within three working days of the occurrence of the relevant matters. Since the Resale Offering is being conducted by the selling shareholders, rather than the Company, and will not result in any material change to the Company’s control or equity structure, the Company is not required to make a filing with the CSRC for the Resale Offering under the Trial Measures. However, uncertainties still exist as to how the Trial Measures may be interpreted or implemented, and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the Trial Measures.

(iv)	To the best of our knowledge after due and reasonable inquiry, the Company and PRC Subsidiaries have received from relevant PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China and to list on a U.S. stock exchange, including the CSRC Filing Completion Notice regarding the Offering under the Trial Measures, and no licenses, permissions and/or approvals have been denied as of the date of this opinion.

(v)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. PRC does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(vi)	To the best of our knowledge after due and reasonable inquiry, the statements in the Prospectuses under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation,” “Taxation,” and “Legal Matters” and elsewhere as applicable insofar, to the extent that such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

(vii)	The statements set forth in the Registration Statement under the heading “Taxation —People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(viii)	The Provisions on Private Lending Cases do not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations for ordinary production and business purposes. The Company or the PRC Subsidiaries have not been notified of any other restriction which could limit the Company’s PRC Subsidiaries’ ability to transfer cash between them within PRC.

(ix)	To our best knowledge after due inquiry, as of the date hereof, none of the PRC Subsidiaries has been involved in any legal or administrative litigation that may have a material adverse effect on the Company’s business and operating performance.

To the best of our knowledge and after due inquiry, none of the PRC Subsidiaries has taken any corporate action, nor has any legal proceedings been instituted against any of them, for their liquidation, winding-up, dissolution, or bankruptcy, for the appointment of a liquidation committee, receiver or similar officer in respect of their assets, or for the suspension, withdrawal, revocation or cancellation of their business license.

II.	Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b)	This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)	This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement filed with the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement, as well as under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation,” “Taxation,” and “Legal Matters” and elsewhere as applicable, in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons

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